 GLOBALSTAR ANNOUNCES 2023 FINANCIAL RESULTS

•Record annual revenue of $224 million, a year-over-year increase of over 50%
•Recent operational achievements include:
◦Receiving an order from a major retailer for multiple XCOM RAN systems
◦Generating revenue from a Band 53 deployment opportunity through Nokia
◦Executing a new government services contract
◦Remaining on track for launch of new satellites in 2025
•Increased operating cash flows allow for investment in key initiatives, such as XCOM technology commercialization, product development and wholesale capacity utilization

Covington, LA, February 28, 2024 -- Globalstar, Inc. (NYSE American: GSAT) today announced its operating and financial results for the fourth quarter and year ended December 31, 2023.

“Globalstar had a record year measured by several key performance indicators, led by total revenue of $224 million, an increase of over 50% from 2022. Revenue growth was driven primarily by increases in wholesale capacity services and Commercial IoT. Given the high margin nature of our revenue sources, operating income and Adjusted EBITDA also improved significantly during 2023,” said Rebecca Clary, Chief Financial Officer. Clary continued, “Today, we are issuing guidance for the full year 2024. This guidance includes a revenue increase resulting from our recent operational achievements and other expected growth in the business.”

Dr. Paul E. Jacobs, Chief Executive Officer, said, “2023 was a record year for Globalstar because we successfully executed our business plan. Our execution and improved financial performance have enabled us to fund our growth initiatives. We are working on new products, services and solutions with significant revenue opportunities across our four pillars of value: wholesale capacity, legacy, IoT and terrestrial wireless solutions. With our recent operational achievements, we are gaining traction on a number of these initiatives from contracting with a government services company to executing a new terrestrial spectrum agreement and receiving the first commercial order from a major US retailer for multiple XCOM RAN wireless systems. We have momentum and are excited about the year ahead.”

OPERATIONAL HIGHLIGHTS

Terrestrial Spectrum Agreement

In 2023, we supported another deployment opportunity for our Band 53 spectrum with Nokia. The end user for this multi-year deployment is paying to reserve the spectrum in their operating area prior to their planned build-out due to the critical nature of their operations and the scarcity of licensed spectrum. This agreement is expected to convert into a long-term lease arrangement.

Network Services Agreement

Today, we are also excited to announce that we have executed an agreement with a government services company to utilize our satellite network for a mission critical service for government applications. This agreement has been over five years in the making and leverages our constellation in new and innovative ways. After a one-year $2.5 million proof of concept phase that commenced in February 2024, this agreement has a five-year term and, if the project is implemented, contains annual minimum revenue commitments escalating to $20 million during the fifth year, with potential for significant upside through the agreement's revenue share arrangement.

XCOM RAN System Deployment

We have received the first customer order for delivery of multiple XCOM RAN systems to support warehouse automation for a major U.S. retailer, validating the critical importance of the XCOM wireless 5G technology in demanding environments. Beginning with this initial $1.5 million customer order, this opportunity has the potential for material commercial scale. Licensed by Globalstar in 2023, the XCOM technology enhances wireless performance, including spectral efficiency, and expands our ability to develop commercial applications utilizing Band 53.

FOURTH QUARTER FINANCIAL REVIEW

Total Revenue

Total revenue increased $11.1 million, or 27%, to $52.4 million during the fourth quarter of 2023 compared to the fourth quarter of 2022 due to higher service revenue.

Service Revenue

Service revenue increased $12.6 million, or 35%, during the fourth quarter of 2023 due primarily to higher wholesale capacity service revenue. Wholesale capacity service revenue increased $13.4 million, or over 100%, due in large part to the launch of certain of these services in the middle of the prior year's fourth quarter.

We also recognized $0.6 million during the fourth quarter of 2023 associated with our spectrum manager lease agreement with Nokia. This revenue represents an annual reservation fee in anticipation of a long-term deployment of a Band 53 network.

With regards to our subscriber services, Commercial IoT service revenue increased 17% due to growth in both subscribers and ARPU. We have experienced steady growth in Commercial IoT subscribers, with gross subscriber activations up 8% over the last twelve months. The ARPU increase was due to the mix of subscriber rate plans resulting from more customers selecting unlimited plans coupled with higher usage on the network.

Service revenue associated with legacy services was down 11% from the prior year's fourth quarter due to fewer subscribers. SPOT subscribers were lower due to inventory shortages and back orders during 2022 and the first part of 2023, which negatively impacted both equipment sales and gross activations. SPOT gross activations were up nearly 18% during the fourth quarter of 2023 compared to the same period in 2022.

Subscriber Equipment Sales

Revenue generated from subscriber equipment sales decreased 30% in the fourth quarter of 2023 compared to the fourth quarter of 2022. This decrease was due to a lower volume of Commercial IoT equipment as the fourth quarter of 2022 was the first full quarter we were producing equipment in normal course for these products, resulting in a large backlog of equipment orders fulfilled during this period.

Consistent with the growth in SPOT subscriber activations, we also experienced an increase in the volume of equipment sales during the fourth quarter as sales volume increased over 90% from the fourth quarter of 2022. All SPOT products are now being manufactured in the ordinary course of business.

Loss from Operations

Loss from operations increased 29%, or $2.7 million, during the fourth quarter of 2023 compared to the prior year's quarter. Loss from operations was burdened by higher operating expenses, including primarily stock-based compensation, cost of services and marketing, general and administrative (MG&A) expenses. Higher revenue (for the reasons previously discussed) partially offset the increase in expense.

Stock-based compensation increased from the prior year's fourth quarter due primarily to restricted stock units granted in connection with the XCOM License Agreement.

Cost of services increased as a result of higher gateway operating costs, such as lease, maintenance, security, IT and personnel expenses, which have increased in line with our new and upgraded global ground infrastructure. A significant portion of these costs are reimbursed to us and this consideration is recognized as revenue when earned. Cost of services also increased due to non-cash costs associated with the Support Services Agreement (the “SSA”) we entered into in August 2023 in connection with the XCOM License Agreement.

MG&A costs were higher during the fourth quarter of 2023 due to expenses associated with the SSA, legal and professional fees to support regulatory work, government relations and negotiations of new commercial arrangements as well as higher personnel costs following the hiring of certain XCOM executives.

Net Loss

Net loss was $15.1 million for the fourth quarter of 2023 compared to $5.3 million for the fourth quarter of 2022. In addition to the items discussed above, net loss was also impacted by a gain on extinguishment of debt recorded in the prior year that did not recur, higher income tax expense, unfavorable changes in exchange rates, and a loss on equity issuance associated with warrants issued during the fourth quarter of 2023, offset partially by lower interest expense.

Adjusted EBITDA

Adjusted EBITDA increased 37% to $25.1 million for the fourth quarter of 2023 from $18.3 million for the same period in 2022. Higher revenue of $11.4 million was offset partially by a $4.6 million increase in operating expenses (both excluding adjustments for non-cash or non-recurring items).

ANNUAL FINANCIAL REVIEW

Total Revenue

During the twelve months ended December 31, 2023, total revenue increased $75.3 million, or 51%, to $223.8 million from $148.5 million in 2022. The increase in total revenue was driven by higher service revenue of $72.1 million as well as higher revenue generated from subscriber equipment sales of $3.2 million.

Service Revenue

The improvement in service revenue during 2023 was due primarily to wholesale capacity services, which increased $74.2 million year over year. Revenue from wholesale capacity services increased in 2023 following the launch of services in November 2022. Consideration under this agreement includes network-related service fees, continued performance associated with the construction of additional satellites, gateway site improvements and the achievement of other certain milestones. In connection with the amendment of the Service Agreements in early 2023, we recognized nonrecurring revenue totaling $6.5 million related to performance obligations completed in prior periods.

Also contributing to the increase in service revenue year over year was higher Commercial IoT service revenue of $3.4 million, or 17%, due to increases in average subscribers and ARPU.

Subscriber Equipment Sales

Revenue generated from subscriber equipment sales increased 19% during 2023, due to higher sales volume of Commercial IoT and SPOT products of 17% and 77%, respectively. We expect an increase in gross subscriber additions as these units are activated on the network.

Loss from Operations

Loss from operations improved to $0.2 million during 2023 compared to $221.0 million during 2022 due to non-cash impairment charges recorded in 2022. Excluding these non-cash charges, loss from operations improved due to higher revenue offset partially by higher operating expenses.

Increases in cost of services, stock-based compensation, MG&A and cost of subscriber equipment were offset slightly by a reduction in depreciation, amortization and accretion. The drivers of the increases in cost of services and MG&A are in line with the items discussed in the quarterly section above. Stock-based compensation was higher due to the items discussed above as well as the modification of certain awards. Cost of subscriber equipment sales were higher consistent with the increase in revenue generated from subscriber equipment sales, with margins narrowing slightly due to the mix of products sold in each respective year.

Net Loss

Net loss was $24.7 million for 2023 compared to $256.9 million for 2022. This variance was due primarily to an improvement in loss from operations (discussed above), coupled with lower interest expense and a favorable fluctuation in foreign currency exchange rates. Interest expense was lower during 2023 due to the payoff of the 2019 Facility Agreement during the first quarter of 2023, as well as higher capitalized interest (which reduces interest expense) due to an increase in capital expenditures as we complete work related to our new satellites. Favorable fluctuations in exchange rates also improved net loss during 2023. Offsetting these favorable items was a loss on extinguishment of debt following the payoff of the 2019 Facility Agreement in the first quarter of 2023 as well as a loss on equity issuance resulting from warrants issued during the fourth quarter of 2023.

Adjusted EBITDA

Adjusted EBITDA increased $59.3 million, or 103%, to $116.7 million in 2023 due to a $75.3 million increase in total revenue (for reasons previously discussed) offset partially by a $16.0 million increase in operating expenses (both excluding adjustments for non-cash or non-recurring items).

Liquidity

Cash and cash equivalents were $56.7 million as of December 31, 2023 compared to $32.1 million as of December 31, 2022. During 2023, net cash flows generated from operations of $74.3 million and net cash flows from financing activities of $125.8 million were used to fund capital expenditures of $175.6 million.

Operating cash flows include cash receipts from the performance of wholesale capacity services as well as cash received from subscribers related to the purchase of equipment and satellite voice and data services. We use cash in operating activities primarily for network costs, personnel costs, inventory purchases and other general corporate expenditures. Investing outflows largely relate to network upgrades associated with the Service Agreements, including milestone work under the satellite procurement agreement with MDA and the launch services agreement with SpaceX. Financing inflows related to proceeds from the 2023 Funding Agreement as well as the issuance of the 13% Notes. We used proceeds from the issuance of the 13% Notes to pay down the remaining principal amount of the 2019 Facility Agreement.

During 2024, our sources of cash are also expected to include operating cash flows generated from the business and proceeds under the 2023 Funding Agreement. These sources of cash will be used to pay capital expenditures associated with the new satellites as well as debt service costs.

The total principal amount of our debt was $398.7 million at December 31, 2023, compared to a total outstanding amount of debt and vendor financing of $202.8 million at December 31, 2022. This increase is due to previously-disclosed changes in our capital structure, including proceeds under the 2023 Funding Agreement, changes in the classification of the 2021 Funding Agreement and issuance of the 13% Notes, offset by the payoff of the 2019 Facility Agreement and vendor financing amounts.

FINANCIAL OUTLOOK

Our financial outlook for 2024 is:

•Total revenue between $225 million and $250 million
•Adjusted EBITDA margin of approximately 50%

CONFERENCE CALL INFORMATION

The Company will host a conference call to discuss its results at 9:00 a.m. Eastern Time (ET) on Wednesday, February 28, 2024. Details are as follows:

Earnings Call:
The earnings call will be available via webcast from the following link.

Webcast Link: https://edge.media-server.com/mmc/p/wmykc7an

To participate in the earnings call via teleconference or to participate in the live Q&A session, participants should register at the following link to receive an email containing the dial-in number and unique passcode.

Participant Teleconference Registration Link:
https://register.vevent.com/register/BI4278f818741f4629a5509ede176b0a4d

Audio Replay:	For those unable to participate in the live call, a replay of the webcast will be available in the Investor Relations section of the Company's website.

About Globalstar, Inc.
Globalstar empowers its customers to connect, transmit, and communicate in smarter ways – easily, quickly, securely, and affordably – offering reliable satellite and terrestrial connectivity services as an international telecom infrastructure provider. The Company’s LEO satellite constellation assures secure data transmission for connecting and protecting assets, transmitting critical operational data, and saving lives for consumers, businesses, and government agencies across the globe. Globalstar’s terrestrial spectrum, Band 53, and its 5G variant, n53, offers carriers, cable companies, and system integrators a versatile, fully licensed channel for private networks with a growing ecosystem to improve customer wireless connectivity, while Globalstar’s XCOM RAN product offers significant capacity gains in dense wireless deployments. In addition to SPOT GPS messengers, Globalstar offers next-generation IoT hardware and software products for efficiently tracking and monitoring assets, processing smart data at the edge, and managing analytics with cloud-based telematics solutions to drive safety, productivity, and profitability.

Note that all SPOT products described in this press release are the products of SPOT LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information, visit www.globalstar.com.

Investor Contact Information:
Email: investorrelations@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our ability to identify and realize opportunities and to generate the expected revenues and other benefits of the XCOM license agreement, our ability to integrate the licensed technology into our current line of business, the ability of Dr. Jacobs and other new employees to drive innovation and growth, our expectations with respect to the pursuit of terrestrial spectrum authorities globally, the success of current and potential future applications for our terrestrial spectrum, future increases in our revenue and profitability, our ability to meet our obligations under, and profit from, the Service Agreements, and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are believed to be accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenue:
Service revenue	$48,951	$36,375	$204,196	$132,068
Subscriber equipment sales	3,458	4,931	19,612	16,436
Total revenue	52,409	41,306	223,808	148,504
Operating expenses:
Cost of services (exclusive of depreciation, amortization and accretion shown separately below)	15,561	10,587	53,499	43,370
Cost of subscriber equipment sales	2,544	3,944	15,973	13,097
Cost of subscriber equipment sales - reduction in the value of inventory	—	—	—	8,553
Marketing, general and administrative	11,615	8,182	43,458	33,349
Stock-based compensation	11,851	6,180	22,489	10,754
Reduction in the value of long-lived assets	328	—	363	166,526
Depreciation, amortization and accretion	22,503	21,733	88,191	93,884
Total operating expenses	64,402	50,626	223,973	369,533
Loss from operations	(11,993)	(9,320)	(165)	(221,029)
Other (expense) income:
Gain (loss) on extinguishment of debt	—	2,790	(10,403)	2,790
Loss on equity issuance	(5,010)	—	(5,010)	—
Interest income and expense, net of amounts capitalized	(3,562)	(5,868)	(14,609)	(30,168)
Foreign currency gain (loss)	5,068	6,705	4,862	(6,592)
Derivative gain (loss) and other	1,357	380	1,730	(1,843)
Total other (expense) income	(2,147)	4,007	(23,430)	(35,813)
Loss before income taxes	(14,140)	(5,313)	(23,595)	(256,842)
Income tax expense	938	22	1,123	73
Net loss	$(15,078)	$(5,335)	$(24,718)	$(256,915)

Net loss attributable to common shareholders	$(17,751)	$(6,672)	$(35,323)	$(258,252)
Loss per common share:
Basic	$(0.01)	$0.00	$(0.02)	$(0.14)
Diluted	$(0.01)	$0.00	(0.02)	(0.14)

Weighted-average shares outstanding:
Basic	1,877,806	1,805,162	1,835,005	1,800,825
Diluted	1,877,806	1,805,162	1,835,005	1,800,825

GLOBALSTAR, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value and share data)
(unaudited)

	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$56,744	$32,082
Accounts receivable, net of allowance for credit losses of $2,312 and $2,892, respectively	48,743	26,329
Inventory	14,582	9,264
Prepaid expenses and other current assets	22,584	13,569
Total current assets	142,653	81,244
Property and equipment, net	624,002	560,371
Operating lease right of use assets, net	34,164	30,859
Prepaid satellite costs and customer receivable	12,443	27,570
Intangible and other assets, net of accumulated amortization of $12,385 and $10,908, respectively	111,047	38,425
Total assets	$924,309	$738,469
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$34,600	$—
Accounts payable	2,027	3,843
Vendor financing	—	59,575
Accrued expenses	26,958	22,554
Accrued satellite construction costs	58,187	36,139
Payables to affiliates	459	326
Deferred revenue, net	53,677	74,639
Total current liabilities	175,908	197,076
Long-term debt	325,700	132,115
Operating lease liabilities	29,244	27,635
Deferred revenue, net	3,213	62,877
Other non-current liabilities	11,265	3,995
Total non-current liabilities	369,422	226,622

Stockholders’ equity:
Preferred Stock of $0.0001 par value; 99,700,000 shares authorized and none issued and outstanding at December 31, 2023 and 2022, respectively	—	—
Series A Perpetual Preferred Stock of $0.0001 par value; 300,000 shares authorized and 149,425 issued and outstanding at December 31, 2023 and December 31, 2022, respectively	—	—
Voting Common Stock of $0.0001 par value; 2,150,000,000 shares authorized; 1,881,194,682 and 1,811,074,696 shares issued and outstanding at December 31, 2023 and 2022, respectively	188	181
Additional paid-in capital	2,438,703	2,345,612
Accumulated other comprehensive income	5,070	9,242
Retained deficit	(2,064,982)	(2,040,264)
Total stockholders’ equity	378,979	314,771
Total liabilities and stockholders’ equity	$924,309	$738,469

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net loss	$(15,078)	$(5,335)	$(24,718)	$(256,915)

Interest income and expense, net	3,562	5,868	14,609	30,168
Derivative (gain) loss	(1,345)	(261)	(1,588)	805
Income tax expense	938	22	1,123	73
Depreciation, amortization, and accretion	22,503	21,733	88,191	93,884
EBITDA	10,580	22,027	77,617	(131,985)

Non-cash compensation	11,851	6,180	22,489	10,754
Non-cash consideration under SSA (2)	2,178	—	3,070	—
Foreign exchange and other	(5,080)	(7,116)	(5,314)	5,837
Reduction in value of inventory and long-lived assets	328	—	363	175,079
License Agreement transaction costs	228	—	3,079	—
Loss on equity issuance	5,010	—	5,010	—
Loss on extinguishment of debt	—	(2,790)	10,403	(2,790)
Non-cash settlement of pension plan	—	—	—	1,501
Shareholder litigation cost recovery	—	—	—	(1,000)
Adjusted EBITDA (1)	$25,095	$18,301	$116,717	$57,396

(1)	EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses, and certain other non-cash or non-recurring charges as applicable. Management uses Adjusted EBITDA in order to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenues and operating profit, to measure operating performance.

(2)
In connection with the License Agreement with XCOM, the Company entered into a Support Services Agreement (the “SSA”) with XCOM. Fees payable by Globalstar pursuant to the SSA were paid in shares of its common stock.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2023		2022		2023		2022
	Service	Equipment	Service	Equipment	Service	Equipment	Service	Equipment
Revenue
Subscriber
Duplex	$5,844	$—	$7,119	$—	$25,932	$—	$29,222	$—
SPOT	10,481	1,539	11,126	1,181	44,184	7,724	45,670	5,888
Commercial IoT	5,986	1,891	5,135	3,705	22,867	11,866	19,516	10,132
Wholesale capacity	25,661	—	12,273	—	109,067	—	34,913	—
Engineering and Other	979	29	722	45	2,146	22	2,747	416
	$48,951	$3,459	$36,375	$4,931	$204,196	$19,612	$132,068	$16,436

Average Subscribers
Duplex	31,338		38,822		33,884		40,913
SPOT	254,464		271,658		260,141		272,088
Commercial IoT	492,143		454,805		481,859		442,060
Other	345		417		364		13,330

ARPU (1)
Duplex	$62.16		$61.13		$63.78		$59.52
SPOT	13.73		13.65		14.15		13.99
Commercial IoT	4.05		3.76		3.95		3.68

(1)
Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.